U.S. INDEPENDENT SENTRY PETROLEUM ANNOUNCES APPOINTMENT OF DR. GEOFF WEIR TO ITS OPERATIONS TEAM

Denver, Colorado - (Marketwire - June 12, 2008) - Oil and gas exploration company Sentry Petroleum Ltd. (OTCBB:SPLM) announced today that Dr. Geoff Weir has agreed to act as operations planning manager for the company's upcoming Adavale exploration program.

Sentry President Dr. Rajeswaran commented, "I have known and worked with Dr. Weir for over eight years. He started his career with the Oil Recovery Projects Division of the UK Atomic Energy Authority and worked on a variety of oil and gas related energy projects with the UK Department of Energy. He has held several senior reservoir engineering positions with Shell Oil including Prospects Evaluation and development. He was Head of Planning and Liaison for five years with Brunei Shell Petroleum, responsible for coordinating the annual liquefied natural gas (LNG) delivery plan to Japan. During this time he led a multi-disciplinary team tasked with optimizing the technical and commercial aspects of the entire gas chain, from its sub-surface origin to the sales point. With this type of resume we couldn't be happier to have Dr. Weir oversee our operations plan as we commence our exploration efforts."

Dr. Weir commented, "I am excited to be reunited with Dr. Rajeswaran and assume the responsibilities of operations planning manager with Sentry Petroleum. Australia is undergoing a rapid expansion of its resource sector, especially in Queensland, as evidenced by the proposed Gladstone LNG plant and the recent announcement by Shell of its intended substantial investment in the gas sector. Australia has a low risk, advanced petroleum oil regime with licensing terms ranked fourth in the world. All of these factors will facilitate the successful discharge of my responsibilities and will contribute to the success of Sentry's Adavale project."

Dr. Rajeswaran noted that Dr. Weir worked as a Principal Reservoir Engineer in Woodside Energy Ltd's Joint Venture Planning group when expansion plans for the company's LNG and Domestic gas business were formulated. He went on to say, "Sentry is in the right place at the right time with the right people. Queensland is rapidly expanding into a regional gas hub servicing a growing Asia Pacific natural gas demand that is forecast to increase by a staggering 57.4% by 2011. Bringing Geoff on board will assist our technical team tremendously as we plan, and execute our exploration program."

The company also advised that it will relocate its operations office to Perth, Australia.

About Sentry Petroleum
Sentry Petroleum is a junior oil and gas exploration company focused in Asia. The company's mission is to secure large land positions with drill ready prospects in the regions of the world with the most promise for large scale discovery. The Company will continue to leverage its strengths with a vision to become a premier independent oil and gas company.

Contact:
Investor Relations 866.680.7649
ir@sentrypetroleum.com
www.sentrypetroleum.com

Forward-Looking Statements:
This release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of applicable legislation. Other than statements of historical fact, all statements in this release addressing future operations, undiscovered hydrocarbon resource potential, exploration, potential reservoirs, prospects, leads and other contingencies are forward-looking statements. Although management believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results may differ materially from those in the forward-looking statements due to factors such as market prices, exploration successes, continued availability of capital and financing, and general economic, market, political or business conditions. Please see our public filings at www.sec.gov and www.sedar.com for further information.